EXHIBIT 10.1

BROADCAST RIGHTS AGREEMENT

THIS BROADCAST RIGHTS AGREEMENT (“Agreement”) is entered into this 7th day of January, 2016 but effective as of January 1, 2016 (“Effective Date”), by and between Major League Football, Inc., a Delaware corporation located at 6230 University Parkway, Suite 301, Lakewood Ranch, Florida 34240 (“MLFB”), and Sinclair Networks Group, LLC, doing business as the American Sports Network, a Maryland limited liability company located at 10706 Beaver Dam Road, Hunt Valley, MD 21030 (“ASN”).

RECITALS

A.

MLFB is a professional spring football league whose teams will play forty (40) regular season games and three (3) playoff games per season (the “Games”) beginning in Spring 2016;

B.

ASN produces telecasts for various sporting  events, and distributes the telecasts to various television stations in the Sinclair Broadcast Group of stations, and to other television stations and regional cable networks; and

C.

MLFB would like ASN to produce the telecast of the Games, distribute same to television stations and certain regional cable networks, and provide certain promotion of the MLFB and the Games, and ASN would like to do the foregoing.

Therefore, in consideration of the above and the mutual benefits and promises set forth in this Agreement, MLFB and ASN agree that their rights and obligations are as follows:

1.

BROADCAST PRODUCTION OPTIONS AND FEES

ASN shall be responsible for the broadcast production of the Games (and certain pre-season games as selected by ASN in its sole and absolute discretion) and will make all production, technical and editorial decisions regarding the Games, including pre-Game, halftime and post-Game content, which will be produced in high-definition (“HD”) in accordance with one of the following production options selected by MLFB in writing:

a.

High-End Option (NFL-like quality) – ASN will produce each Game with six (6) cameras, with one of such cameras on a moving cart which allows for close-up shots of the quarterback and sideline coaches.  If this option is selected, the cost to produce each Game would be $48,450*1, excluding the cost of broadcast talent, which will be paid by ASN and reimbursed by MLFB.

b.

Mid-Range Option (ASN’s current production quality) – ASN will produce each Game with five (5) cameras.  If this option is selected, the cost to produce each Game would be $34,980*, excluding the cost of broadcast talent, which will be paid by ASN and reimbursed by MLFB.

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1*If ASN is able to have LTN Global Communications install delivery services to each stadium location, ASN will reduce the fee by $2,000 per Game.In addition, if ASN is able to utilize one of its production trucks, ASN will reduce the fee by $6,000 per Game.

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c.

In-House Studio Option (ASN’s current production quality) – ASN will produce each Game with five (5) cameras.  ASN will have the announcers calling the Game from ASN’s in-house studio, and several other positions will also be working at the in-house studio in lieu of at the Game.  If this option is selected, the cost to produce each Game would be $26,943*, excluding the cost of broadcast talent, which will be paid by ASN and reimbursed by MLFB.

Payment is net 30 from the date of invoice. Failure to pay timely will result in immediate suspension of ASN’s production of Games, pending payment in full.

2.

BROADCAST RIGHTS, GEOGRAPHY AND PLATFORMS

MLFB grants to ASN and its licensees the exclusive rights to film, record, broadcast and distribute, by whatever means and on all platforms and media as selected by ASN in its sole discretion, as further described below, the Games, including pre-Game and post-Game material, live, same day, and on an unlimited repeat basis, in perpetuity, as well as the names, likenesses and logos of the teams and participants in the Games, solely in connection with the distribution, promotion and broadcast of the Games.  ASN shall also have the non-exclusive right to use, develop and distribute in any manner, highlights and clips of the Games.

ASN shall have exclusive rights to distribute, license and broadcast the Games in any and all markets both domestically and internationally (including any highlights, ancillary programming and additional content), via all video distribution platforms.  ASN’s rights include over the air broadcast, over-the-top, cable, DBS, telco/IPTV, and FTTH and internet streaming.  Notwithstanding the foregoing exclusivity restriction, MLFB shall have the right to stream the Games on the internet as well. ASN’s rights shall include and extend to the broadcast stations, cable networks, mobile and any and all other platforms and media whether or not owned, operated and/or managed by any and all of ASN’s direct and/or indirect affiliates, including Sinclair Television Group, Inc. and Sinclair Broadcast Group, Inc. and its/their successors and assigns. The determination which platform(s), and which market(s), the Games and other content will be broadcast or distributed shall be made by ASN in its discretion, but ASN will take commercially reasonable efforts to (a) secure carriage of three Games per week in the top fifty (50) designated market areas, as defined by Nielsen Media Research, and (b) distribute the Games to at least seventy-five percent (75%) of the homes in the other markets to the extent that Sinclair has a television station, digital sub-channel (“D2”) or cable platform in such states and is reasonably able to secure clearance.  In the event that ASN receives compensation from a third party to distribute the Games on any of the foregoing platforms, it will share the net revenue received there from with MLFB on a 50/50 basis.

ASN shall have exclusive ownership of the copyright in each Game and related content for the six (6) month period following the original broadcast of each Game; thereafter, ASN and MLFB shall jointly own the copyright of each of the Games. MLFB shall not grant to another party the rights to broadcast or distribute via any medium or platform, the Games and ancillary programming and content broadcast by ASN.  After the aforementioned six month period expires (determined on an individual basis based on the original air date of each Game), MLFB will have the ability to market its joint copyright on ancillary programming and rebroadcasts.  ASN shall have the right to license to third parties without limitation, the rights granted to it in this Agreement.  MLFB acknowledges that although the Games are produced in HD, HD may not be available on D2 channels.

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3.

COMMERCIAL SPOTS/SPONSORSHIPS

MLFB shall receive (and retain all revenue there from) thirty (30) thirty second (:30) in-Game spots per live Game broadcast.  Said inventory shall be used at MLFB’s discretion provided that it ensures that all spots are appropriate for family viewing and comply in all respects with applicable laws, rules and regulations. ASN shall have the right to reject and not air any content in its sole and absolute discretion.

MLFB acknowledges that thirty (30) thirty-second spots will be made available to affiliates/licensees airing the Games, and the remaining spots will be for ASN to sell.

In addition to the commercial spots, there will be sponsorship opportunities in the Games that the parties can sell.  MLFB may sell (a) one (1) title sponsorship of each Game, which shall include a mention during the half-time show and a reasonable allocation of other features as agreed to by the parties, such as a logo on a scoreboard or running clock, and commercial spots (from MLFB’s thirty spots), and (b) up to three associate sponsorships of each Game, which shall include a reasonable allocation of features in the Game, as agreed to by the parties.  MLFB will retain all revenue with regard to the foregoing.

MLFB will work closely with ASN’s Director of Sales with regard to the advertisers, advertising categories and pricing packages for the commercial spots and sponsorships.

ASN shall share with MLFB all net revenue (after deduction of applicable commissions) it receives for the spots and sponsorship opportunities ASN sells in a Game on a 50/50 basis until MLFB has received (aggregating 100% of the revenue from sales it has made and 50% of the revenue from ASN’s sales) an amount equal to the amount it paid ASN for such Game; thereafter, ASN retains 100% of all net revenue from sales it makes with regard to the Game.

4.

PROMOTIONS

ASN will air two (2) promotional spots for MLFB or a Game in each ASN live broadcast of a sporting event, including college football, hockey and basketball games, except if restricted contractually.  In addition, at or within a reasonable time after ASN becomes a 24/7 sports network, it will begin air twenty-one (21) spots per week promoting MLFB.  MLFB would work with ASN to produce the aforementioned spots.

5.

TERM AND TERMINATION

The term of this Agreement shall commence on the Effective Date and end on December 31, 2017.  In the event of a party’s material breach of this Agreement, the non-breaching party may terminate this Agreement upon 30 days’ written notice specifying such breach, provided such breach (if capable of being cured) is not cured by the end of such 30 day period.

6.

RIGHT OF FIRST REFUSAL

MLFB grants to ASN a right of first refusal to match any bona fide written offer for MLFB’s broadcast rights which MLFB receives (or intends to make) upon termination of this Agreement for any reason. MLFB shall give ASN prompt written notice of any such offer and a reasonable opportunity to respond to such offer. Should MLFB enter into an agreement with a competitor of ASN upon termination of this

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Agreement, MLFB shall pay ASN an amount equal to twenty- percent (20%) of the average annual broadcast rights fee received by MLFB for the first two years of the term of MLFB’s new agreement.

7.

FORCE MAJEURE; PRE-EMPTION

ASN shall not be liable for any interruption or failure to broadcast the Games due to force majeure or any cause beyond ASN’s control, including without limitation mechanical or electronic breakdowns, labor dispute, public emergency or necessity, or other such factors.  In addition, ASN and each affiliate has the right to preempt the broadcast of the Games in order to broadcast any material that it deems to be of public significance; provided, however that if an affiliate preempts the Games in its entirety, such affiliate will use reasonable efforts to air the Games on a different day, subject to the terms and conditions of this Agreement.

8.

MLFB REPRESENTATIONS

MLFB represents that it has full rights to grant to ASN the rights granted herein, and no rights fee shall be owed to MLFB, the teams, participants or any third party.  More specifically, MLFB represents and warrants that it has the rights to authorize ASN’s transmittal of the Games via internet, mobile platform, web site and any other data delivery network or method of distribution now known or hereafter developed for reception on any device now known or hereafter developed, including, but not limited to, desktop, laptop, netbook and tablet computers, mobile phones and connected devices (e.g., TVs, gaming consoles, set-top boxes) without infringing any rights of any third party or violating any applicable laws, rules or regulations.   MLFB further represents and warrants that all content supplied by MLFB (including the spots described in Section 3) will (a) comply with all applicable laws, rules and regulations and ASN’s commercial and program standards; (b) contain no defamatory matter and not violate any right of privacy or publicity, or any other proprietary or other rights of any third persons; and (c)not give rise to any product liability or other claim.

9.

INDEMNIFICATION

MLFB shall defend and hold harmless ASN from and against any and all liabilities, fees, expenses and costs resulting from third party claims brought against ASN or any affiliate that broadcasts the Games regarding the Games (except if caused by the negligence or intentional misconduct of ASN), (a) alleging that MLFB did not have all necessary rights to grant the rights granted in this Agreement, and/or (b) resulting from the broadcast materials provided by MLFB, including any spots provided by MLFB, including claims that said material violated any U.S. copyright or any other rights of a third party(ies).  ASN shall defend and hold harmless MLFB from and against and all liabilities, fees, expenses and costs resulting from third party claims brought against MLFB arising out of (a) ASN’s production or distribution of the Games(except to the extent caused by the negligence or intentional misconduct of MLFB), and/or (b) any advertising or sponsorship inventory sold by ASN.

10.

LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, REGARDLESS OF WHETHER SUCH PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  IN ADDITION, IN NO EVENT SHALL ASN BE LIABLE TO MLFB FOR AN AMOUNT IN EXCESS OF WHAT IT HAS BEEN PAID BY MLFB UNDER THIS AGREEMENT.

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11.

NOTICES

All notices hereunder shall be in writing and shall be sent by personal delivery or by overnight courier, to the addresses of the parties set forth above, or such other address or addresses as may be designated by either party in writing in accordance with this section.  Such notices shall be deemed to have been given upon being delivered.  A copy of any notice to ASN shall be sent to Sinclair Networks Group, LLC d/b/a American Sports Network, c/o Sinclair Television Group, Inc., Attn:  General Counsel, 10706 Beaver Dam Road, Hunt Valley, MD 21030.

12.

GOVERNING LAW

This Agreement shall be governed, construed, and interpreted in accordance with the laws of the state of New York.

13.

CONFIDENTIALITY

Neither party will discuss the terms of this Agreement with any third party (other than such party’s independent contracts and agents), nor will either party issue a press release or make any public announcement, either written or verbal, about this Agreement without obtaining the prior written consent of the other party.

14.

MISCELLANEOUS

No amendment, modification, supplement or waiver of this Agreement shall be binding unless set forth in writing and signed by both parties.  A waiver of any provision hereof or the breach of any provision by either party in one instance shall not be deemed a waiver of the same in any future instance.  Provision headings are solely for convenience and have no legal significance.  The parties are independent contractors with respect to one another, and neither shall have any authority to represent or bind the other in any manner or to any extent whatsoever.  The provisions of this Agreement are severable.  If a court or arbitrator holds any provision of this Agreement invalid, illegal or unenforceable, then the validity, legality or enforceability of the remaining provisions will in no way be affected or impaired thereby.  This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which taken together shall represent one instrument.  This Agreement shall constitute the entire understanding between the parties with respect to its subject matter, and shall supersede any prior agreements with respect to the subject matter of this Agreement.  Neither party will assign its rights or obligations under this Agreement without the prior written consent of the other party.  Sections 7through 13 shall survive the expiration or earlier termination of this Agreement.

BY SIGNING BELOW, the parties indicate their agreement with the terms and conditions hereof.

MAJOR LEAGUE FOOTBALL, INC.

SINCLAIR NETWORKS GROUP, LLC

By:/s/ Rick Smith

By:/s/ David R. Bochenek

     Rick Smith, Chief Operating Officer

     David R. Bochenek, Authorized Signatory

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